Exhibit 10.25

RESTRICTED STOCK AWARD AGREEMENT

Name of Grantee: Dr. Ronald Shape
Restricted Stock: 25,000	Grant Date: March 19, 2010
Fair Market Value on the Date of Grant (Per Share): $10.00/share

This Restricted Stock Award Agreement (this “Agreement”) is made effective as of March 19, 2010 by and between National American University Holdings, Inc., a Delaware Corporation (the “Company”), and Dr. Ronald Shape, an employee of the Company (the “Grantee”). The Restricted Stock Award represents a transfer of shares of common stock of the Company, $0.0001 par value (“Common Stock”).

1. Restricted Stock Award. The Company hereby grants to the Grantee 25,000 of the Company’s authorized but unissued shares of Common Stock (the “Shares”). The Shares are subject to certain restrictions with respect to ownership and transferability, as set forth in this Agreement.

2. Restrictions. The Grantee shall be prohibited from selling, assigning, transferring, pledging, encumbering or otherwise disposing of the Shares, except by will or the laws of descent and distribution, and the Shares shall be subject to forfeiture unless and until the Shares vest as provided in Section 3 (the “Restrictions”).

3. Performance Targets. The Shares will vest according to the following schedule.

(a) For the fiscal year ending May 31, 2010, if the Company experiences a Net Profit of 10% or more of the Gross Profit and the Grantee is employed with the Company as of May 31, 2010, the Restrictions on 8,333 Shares shall lapse and the Shares will no longer be subject to the Restrictions. If the Performance Target is not met, any unvested Shares shall be rolled over and shall be eligible for vesting in the next fiscal year.

(b) For the fiscal year ending May 31, 2011, if the Company experiences a Net Profit of 10% or more of the Gross Profit and the Grantee is employed with the Company as of May 31, 2011, the Restrictions on 8,333 Shares and, if applicable, any Shares rolled over from the previous fiscal year, shall lapse and the Shares will no longer be subject to the Restrictions. If the Performance Target is not met, any unvested Shares shall be rolled over and shall be eligible for vesting in the next fiscal year.

(c) For the fiscal year ending May 31, 2012, if the Company experiences a Net Profit of 10% or more of the Gross Profit and the Grantee is employed with the Company as of May 31, 2012, the Restrictions on 8,334 Shares and, if applicable, any Shares rolled over from the previous fiscal year(s), shall lapse and the Shares will no longer be subject to the Restrictions. If the Company does not achieve such performance target, all unvested Shares shall be automatically and immediately forfeited.

4. Cash Bonus for Taxes. At such time as the Grantee vests in the Shares, the Company will pay the Grantee a cash bonus sufficient to pay any federal or state income or employment taxes associated with the vesting of the Restricted Stock.

5. Calculation of Performance Target. The calculation of Net Profit and Gross Profit shall be determined as provided in the Employment Agreement between the Company and the Grantee.

6. Termination Upon Death or Disability. If the Grantee’s employment is terminated as a result of death or disability during a fiscal year, the employment requirement for the fiscal year in which employment is terminated as a result of death or disability (but no other fiscal year) shall be deemed to be satisfied. If the performance target is otherwise met for that fiscal year, the Grantee will vest in the Shares for such fiscal year as otherwise provided in this Agreement. For purposes of this Agreement, termination as a result of disability shall mean a termination as a result of the Grantee being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or that is expected to last for a continuous period of not less than 12 months.

7. Other Termination. If either the Grantee or the Company terminates the employment relationship between the Grantee and the Company for any reason other than for death or disability, regardless of whether such termination is with or without cause or good reason, all unvested Shares shall be forfeited effective immediately upon such termination.

8. Withholding Taxes. The Grantee is responsible to promptly pay any Social Security, Medicare, federal, state, and local taxes due, including, but not limited to, those due as a result of the vesting of Shares under this Agreement. The Company and its subsidiaries are authorized to deduct from any payment to the Grantee any such taxes required to be withheld.

9. Beneficiary Designation. The Grantee may designate a beneficiary to receive payments that may be due in the event of death. Any beneficiary may be named and the Grantee may change his beneficiaries at any time by submitting a written designation form to the Company.

10. No Employment Contract. Nothing contained in this Agreement creates any right to the Grantee’s continued employment or otherwise affects the Grantee’s status as an employee at will. The Grantee hereby acknowledges that the Company and the Grantee each have the right to terminate the Grantee’s employment at any time for any reason or for no reason at all, subject only to the terms of any written Employment Agreement between the Grantee and the Company or its subsidiaries.

11. Status of Participant. Upon issuance of the Shares, the Grantee will be recorded as a registered stockholder of the Company with respect to the Shares. The Company will promptly provide to the Grantee written confirmation of such issuance and recordation. Upon issuance of the Shares, the Grantee will have all rights of a holder of common stock of the Company, including, without limitation, voting rights. Rights to dividends and distributions in respect of the Shares shall be credited on the Company’s books and records and accrued in favor of the Grantee, but shall not be paid unless and until the Restriction is removed. Any dividends and distributions accrued under this Section 11 shall be paid within 10 days after the Restriction is removed.

12. Transferability. The Grantee shall not sell, transfer, assign or otherwise dispose of any Shares while such Shares are subject to the Restrictions. Notwithstanding anything else in this Agreement to the contrary, such Restrictions shall not apply to any transfer or gift during lifetime or death of the Grantee to a Permitted Transferee provided that: (a) the Grantee informs the Company of such transfer prior to effecting it; and (b) the transferee or donee shall furnish the Company with a written agreement to be bound by and comply with all provisions of this Agreement. For purposes of this Agreement, “Permitted Transferee” means any trust if the trust is revocable by the Grantee and if the Grantee is the primary beneficiary of that trust during his or her lifetime.

13. Book Entry Registration of the Shares. The Company will issue the Shares by registering the Shares in book entry form in the Grantee’s name and the applicable restrictions will be noted in the Company’s records and book entry system. No certificate(s) representing the Shares will be issued unless and until the Restrictions have been removed. Subject to provision by the Grantee of any documentation reasonably requested by the Company, upon written request by the Grantee, the Company will provide such documentation as is reasonably necessary to (a) remove any restrictions under this Agreement with respect to the Shares, or (b) otherwise facilitate a lawful transfer of the Shares pursuant to the terms and conditions of this Agreement.

14. Restrictive Legends. The restrictions noted in the Company’s records and any certificate or certificates representing the Shares shall bear the following legend in substantially the following form (as well as any other legends required by applicable state and federal corporate securities laws) as reasonably deemed appropriate by the Company:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE

SUBJECT TO THE TERMS OF A RESTRICTED STOCK AWARD

AGREEMENT DATED EFFECTIVE AS OF MARCH 19, 2010 AND MAY

ONLY BE TRANSFERRED IN COMPLIANCE THEREWITH.

15. Section 83(b) Election. The Grantee hereby acknowledges that he may file an election pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Shares (less any purchase price paid for the Shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the grant of such Shares. The Grantee will seek the advice of her own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Stock Award under federal, state, and any other laws that may be applicable. The Company and its affiliates and agents have not and are not providing any tax advice to the Grantee.

16. Notices. Notices required hereunder shall be given in person or by registered mail to the address of the Grantee shown on the records of the Company, and to the Company at its respective principal executive offices.

17. Acknowledgment. The Grantee’s receipt of this Agreement constitutes the Grantee’s agreement to be bound by the terms and conditions of this Agreement. The Grantee’s signature is not required in order to make this Agreement effective.

18. Governing Terms. Any Shares transferred pursuant to this Agreement are subject to the restrictions, terms and conditions set forth in this Agreement and in the National American University Holdings, Inc. 2009 Stock Option and Compensation Plan (the “Plan”), the terms of which are incorporated herein by reference. Notwithstanding the foregoing, the restrictions contained in Section 4(d) of the Plan shall not apply. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern. Capitalized terms used but not defined shall have the meaning ascribed thereto in the Plan.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.

By:	/s/ Robert Buckingham

Its	Chairman

GRANTEE

/s/ Ronald Shape
Ronald Shape, Ed. D.

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